United States
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934
Date of report (Date of earliest event reported): July 27, 2007
OXiGENE, INC.
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation)	0-21990 (Commission File Number)	13-3679168 (I.R.S. Employer Identification No.)
230 Third Ave, Waltham, MA 02451
(Address of principal executive offices)
Registrant’s telephone number, including area code: (781) 547-5900
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the obligation of the registrant under any of the following provisions:
☐     Written communication pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐     Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐     Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐     Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01 ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT.
The disclosure provided under Item 5.02(c) below is incorporated herein by reference.
ITEM 5.02 DEPARTURE OF DIRECTORS OR CERTAIN OFFICERS; ELECTION OF DIRECTORS; APPOINTMENT OF CERTAIN OFFICERS; COMPENSATORY ARRANGEMENTS OF CERTAIN OFFICERS.
(a) Not applicable.
(b) On July 31, 2007, OXiGENE, Inc. (“OXiGENE” or the “Company”) announced that its Chief Medical Officer, Dr. Peter Harris, has stepped down from his role as the Company's Chief Medical Officer effective as of July 27, 2007. Dr. Harris will be departing from the Company upon execution of his severance agreement. Following a transition period, he will continue to serve as a consultant to the Company.
(c) The Company also announced on July 31, 2007 that Dr. Patricia Ann Walicke has replaced Dr. Peter Harris as the Company’s Chief Medical Officer, effective as of July 27, 2007.
Dr. Patricia Ann Walicke M.D., Ph.D., age 54, has approximately 11 years of pharmaceutical and biotechnology industry experience, specifically in clinical development and regulagtory affairs. Prior to joining OXiGENE, Dr. Walicke was briefly an independent consultant (from April 2007 to July 2007) whose clients included several privately held biotechnology companies. Dr. Walicke was VP of Clinical and Regualtory Affairs at Avidia Inc from October 2005 until October 2006. She remained at Amgen Inc for transition of Avidia’s programs from the time of Avidia’s acquisition in October 2006 until April 2007. Prior to Avidia, Dr. Walicke was the Vice President of Clinical Development at Rinat Neuroscience from October 2003 to October 2005, which subsequently was acquired by Pfizer. From April 1999 until October 2003, Dr Walicke was employed at Genentech, where she held titles of Clinical Scientist, Senior Clinical Scientist and Medical Director. She started her career in industry as a Medical Director at Quintiles, and has also worked at Elan Pharmaceuticals. Prior to working in industry, Dr. Walicke had a neurology practice in Atlanta, Georgia and was a full-time faculty member of the Department of Neurosciences at the University of California, San Diego. Dr. Walicke graduated from MIT with a B.S. in Life Science, from Harvard Medical School with an M.D. and from Harvard Graduate School with a Ph.D.
OXiGENE has entered into an employment agreement (the “Agreement”) with Dr. Walicke with respect to her service as its Vice President and Chief Medical Officer. Pursuant to the Agreement, Dr. Walicke will initially receive an annual base salary of $300,000 per year. In addition, Dr. Walicke may be awarded an annual bonus of 25% of her then-current annual base salary, at the sole discretion of OXiGENE, based on OXiGENE’s assessment of her and OXiGENE’s performance. Dr. Walicke will also receive a signing bonus in the amount of $30,000, subject to repayment in certain events.
Subject to the approval of the Compensation Committee of the Board of Directors, OXiGENE will grant to Dr. Walicke, pursuant to the OXiGENE, Inc. 2005 Stock Plan, options to purchase 200,000 shares of the Company’s common stock at an exercise price equal to the fair market value on the date of grant and OXiGENE’s standard form of option agreement. The options shall vest in equal annual installments over four years beginning on the first anniversary of the grant date. If Dr. Walicke relocates, the Company shall reimburse her for up to $75,000 in relocation expenses, as specified in the Agreement.
Dr. Walicke may terminate the Agreement upon written notice to OXiGENE. OXiGENE may also terminate the Agreement without prior written notice for cause, as defined in the Agreement, as long as, in certain circumstances, it gives Dr. Walicke a minimum period of 30 days to cure the act or omission constituting cause (if reasonably subject to cure), as described in the Agreement. If Dr. Walicke’s employment is terminated by

OXiGENE for cause, or by Dr. Walicke without good reason (as defined in the Agreement), OXiGENE will pay to Dr. Walicke the amount of accrued obligations to Dr. Walicke as of the date of such termination, consisting of accrued and unpaid salary, value of accrued vacation days, amount of unreimbursed and incurred expenses, and the annual bonus related to the most recently completed calendar year, if not already paid.
If Dr. Walicke’s employment is terminated by OXiGENE other than for cause or Dr. Walicke’s disability, OXiGENE will pay to Dr. Walicke the accrued obligations, as described above, an amount equal to 12 months of her then-current base salary (payable on OXiGENE’s normal paydays), and will also pay COBRA premiums, should Dr. Walicke timely elect and be eligible for COBRA coverage, for Dr. Walicke and her immediate family for 12 months (provided that OXiGENE shall have no obligation to provide such coverage if Dr. Walicke becomes eligible for medical and dental coverage with another employer).
If Dr. Walicke’s employment is terminated by OXiGENE (other than for cause or Dr. Walicke’s disability) within one year following a change in control of the Company (as defined in the Agreement), or by Dr. Walicke with good reason within one year following a change in control of the Company, OXiGENE will pay to Dr. Walicke the accrued obligations, as described above, an amount equal to 12 months of her then-current base salary, and will also pay COBRA premiums for a period of 12 months on the same conditions as described above. In addition, all of Dr. Walicke’s unvested equity compensation outstanding on the date of termination shall vest and remain exercisable in accordance with the terms of the applicable plan and the related agreement. Dr. Walicke has also agreed not to engage in activities competitive with the Company during her employment and for a 12 month period following the termination of her employment.
OXiGENE has also entered into a Confidentiality and Inventions Agreement with Dr. Walicke.
(d) Not applicable.
(e) The disclosure provided under Item 5.02(c) above is incorporated herein by reference.
(f) Not applicable.
ITEM 9.01 FINANCIAL STATEMENTS AND EXHIBITS.
(d) Exhibits:

Exhibit
Number	Description

10.1	Employment Agreement by and among OXiGENE and Dr. Patricia Walicke, dated as of July 27, 2007.

99.1	Press Release dated July 31, 2007.

SIGNATURE
Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: August 1, 2007	OXiGENE, Inc.
	By:	/s/ Richard Chin
Richard Chin
Chief Executive Officer

EXHIBITS

Exhibit
Number	Description

10.1	Employment Agreement by and among OXiGENE and Dr. Patricia Walicke, dated as of July 27, 2007.

99.1	Press Release dated July 31, 2007.